Exhibit 10.48

FORMFACTOR, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of                      (the “Effective Date”), by and between                      (the “Employee”) and FormFactor, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

     WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel;

     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in light of the possibility of a Change in Control;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows.

ARTICLES

     1. Definitions. The following terms referred to in this Agreement shall have the following meanings.

     “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee and is reasonably likely to result in material harm to the Company, (ii) the Employee’s conviction of a felony, (iii) a willful act by the Employee which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after the Employee has received a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.

     “Change of Control” shall mean the first to occur of any of the following events after the date hereof:

     (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

     (ii) (A) any approval by the shareholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than sixty percent (60%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or

     (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or

     (iv) during any period of two consecutive years after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.

     “Compensation Continuation Period” shall mean the period of time commencing with the date of the Employee’s Involuntary Termination at any time within twelve (12) months after a Change of Control and ending with the expiration of twelve (12) months following the date of the Employee’s Involuntary Termination.

     “Good Reason” shall mean the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to the Change of Control; (ii) a reduction by the Company of the Employee’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (iv) without the

Employee’s express written consent, the relocation of the Employee to a facility or a location more than five (5) miles from his or her current facility and the new location is more than fifty (50) miles the Employee’s current residence; or (v) the failure of the Company to obtain the assumption of this Agreement by a successor.

     “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved.

     “Involuntary Termination” shall mean a termination of the Employee by the Company without Cause or a resignation by the Employee within 90 days of any event constituting Good Reason.

        2. Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date provided that if a Change of Control shall have occurred during the term of this Agreement, this Agreement shall remain in effect to give effect to its provisions.

        3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

        4. Change of Control and Severance Benefits; Non-solicitation.

     (a) Involuntary Termination Following Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution of a release satisfactory to the Company.

     (i) Cash Severance Payments. Employee shall receive an aggregate amount (the “Severance Amount”) equal to one times the sum of (A) the Employee’s annual base salary in effect on the date of termination plus (B) the greater of (x) the Employee’s annual target bonus amount for the year of termination assuming a 100% payout on all objectives under the Company’s bonus plan in effect on the date of termination or (y) such annual target bonus amount times the average rate of annual bonus paid to each executive officer (compared to such officer’s target bonus) covered under a change of control severance agreement substantially similar to this Agreement averaged over the two most recently completed fiscal years preceding the date of termination. The Company shall pay the Severance Amount to the Employee in a lump sum promptly following an execution of a release by the Employee.

     (ii) Health Benefits Continuation. During the Compensation

Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Employee or such Covered Dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment. To the extent the Company cannot continue to provide such benefits through COBRA or otherwise, it will pay the Employee an amount that would be sufficient to enable the Employee to purchase such benefits from a third party at the same cost to the Employee on an after-tax basis as the Employee paid for such benefits prior to the termination of employment.

     (iii) Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee breaches his or her obligations under paragraph (e) or (f) of this Article 4, from and after the date of such breach, (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans to the extent the Company cannot continue to provide such benefits.

     (iv) Equity Acceleration. The vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock based award (each, a “Stock Award”) shall be automatically accelerated in full and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse in full. If this clause (iv) would subject the Stock Awards to Section 409A of the Code (as defined below), the Company and the Employee will cooperate to take any such action that the Company deems appropriate to put the Employee in the same position as if Section 409A of the Code did not apply. In no event shall the Stock Awards be amended to reflect this clause (iv) unless and until there has been an Involuntary Termination after a Change of Control.

        (b) Other Termination in Connection with a Change of Control. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies.

        (c) Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any or no reason other than within twelve (12) months following a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

     (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

     (e) Non-solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period (as defined below), the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s Personnel (as defined below) to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity. “Personnel” means any of the Company’s employees and any former employees who have terminated their employment with the Company within six months of the date of the purported solicitation, in each case excluding the Employee’s administrative assistant. “Non-solicit Period” means the period commencing on the date of a Change of Control and ending immediately after the end of the Compensation Continuation Period.

     (f) Confidentiality. In consideration of the benefits and protections conferred under this Agreement, the Employee agrees that he or she will continue to abide by the confidentiality provisions in the Company’s Employment, Confidential Information and Invention Assignment Agreement, as executed by the Employee.

        5. Limitation on Benefits.

     (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

     (b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by the Company or by Employee (provided Employee reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to any Benefits, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

        6. Successors.

     (a) Company’s Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

     (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7. Notices.

     (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel, or to the Chief Financial Officer if the notice to the Company is from the

General Counsel.

     (b) Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Article.

        8. Arbitration.

     (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Francisco, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

     (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitral proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

     (c) EMPLOYEE HAS READ AND UNDERSTANDS THIS ARTICLE, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

     (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

     (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT

LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;

     (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        9. Miscellaneous Provisions.

     (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

     (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company other than the Employee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (f) Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

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     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

FORMFACTOR, INC.

By:

[Name of Employee]